                                                                      Exhibit 99

                                  Mossimo, Inc.
                                  2016 Broadway
                         Santa Monica, California 90404

                                 March 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam

Mossimo, Inc. (the "Company") has received a letter from Arthur Andersen LLP ("Andersen"), dated March 25, 2002, representing that the audit of the Company's consolidated financial statements for the year ended December 31, 2001 was subject to Andersen's quality control systems for U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. The letter also noted that availability of personnel at foreign affiliates of Andersen was not relevant to the Company's audit.


Sincerely,

/s/ GIA CASTROGIOVANNI

Gia Castrogiovanni
Chief Operating Officer, Treasurer and Secretary (Principal Accounting Officer)